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SFX Entertainment, Inc. (NYSE:SFX) announced that on May 12, 2000 it had filed a preliminary proxy statement with the Securities and Exchange Commission relating to its proposed merger with a subsidiary of Clear Channel Communications, Inc. (NYSE: CCU). In the filing, SFX disclosed that it had entered into a memorandum of understanding with counsel for the plaintiffs in the lawsuits filed in the Chancery Court of Delaware against SFX, its directors and Clear Channel Communications by holders of SFX's Class A common stock. With the filing of the preliminary proxy statement, the settlement of the shareholder litigation, and the previously announced early termination of the statutory waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, all major obstacles to the pending merger have been cleared. Assuming approval of the transaction by SFX's stockholders, the merger is expected to be consummated early in the third quarter of 2000.

The Delaware Chancery Court had previously consolidated the shareholder lawsuits and appointed joint counsel to represent all plaintiffs. The memorandum of understanding was agreed to following extensive discussion and negotiation with joint counsel for the plaintiffs, as well as detailed disclosure by SFX and Clear Channel as to the background and terms of the proposed merger, which are described in the preliminary proxy statement. The settlement agreement, which is subject to customary conditions, including court approval, will provide for a complete release of all claims under state and federal law against the defendants which have been or could have been asserted relating to the transaction.

Under the terms of the merger agreement, entered into on February 28, 2000, SFX Class A shareholders will receive 0.6 shares of Clear Channel common stock for each SFX share, and SFX Class B shareholders will receive one share of Clear Channel common stock for each SFX share, on a fixed exchange basis. Under the settlement, there will be paid to the holders of the SFX Class A common stock an additional $34.5 million, less the amount of fees and expenses awarded to the plaintiffs' counsel by the court. Amounts payable pursuant to the proposed settlement may be paid either in cash or Clear Channel common stock.

Clear Channel Communications, Inc. is a global leader in the out-of-home advertising industry with radio and television stations and outdoor displays in 32 countries around the world. Including announced transactions, Clear Channel operates 867 radio and 19 television stations in the United States reaching over 120 million people weekly. Through its wholly owned subsidiary Premiere Radio Networks, Clear Channel reaches 40 million people weekly on 7,800 affiliates. Additionally, Clear Channel has equity interests in over 240 radio stations internationally. Clear Channel also operates more than 550,000 outdoor advertising displays.

SFX Entertainment is the world's largest diversified promoter, producer and presenter of live entertainment events. SFX currently owns and/or operates 120 live entertainment venues in 31 of the top 50 US markets, including 16 amphitheaters in the top 10 markets. In 1999, more than 60 million people attended approximately 26,000 events promoted and/or produced by SFX, including

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more than 7,000 music concerts, 13,300 theatrical shows, 1,400 family entertainment shows and 520 specialized sports shows.

SFX produces and promotes live music events, as well as develops and manages touring Broadway shows in 55 markets. SFX is also a leading fully integrated sports marketing and management company specializing in the representation of athletes and broadcasters, integrated event management, television programming/production and marketing consulting services in sports, news and other entertainment industries. Additionally, SFX Sports produces and promotes specialized motor sports events.

Forward-Looking Information

This news release contains certain "forward-looking statements," within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements herein include statements about the merger agreement between SFX Entertainment, Inc. and Clear Channel Communications, Inc. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained herein. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like "believe," "expect," "anticipate," "estimated," "pro forma," and "intend" or future or conditional verbs such as "will," "would," or "may." The following factors, among others, could cause SFX's actual results to differ materially from expected results: cost related to or delays in completing the proposed transaction; failure of the stockholders of SFX Entertainment, Inc. to approve the proposed transaction; the inability to obtain, or meet conditions imposed for, governmental or other approvals for the proposed transaction; difficulties in integrating the operations of SFX Entertainment, Inc. with those of Clear Channel Communications, Inc.; and changes in general, business, competitive and/or regulatory economic conditions that may adversely affect the businesses in which SFX Entertainment, Inc. and Clear Channel Communications, Inc. are engaged and changes in the securities markets. More detailed information about those factors are set forth in filings by SFX Entertainment, Inc. and Clear Channel Communications, Inc. with the Securities and Exchange Commission, including the most recent quarterly report on Form 10-Q and current reports on Form 8-K. SFX Entertainment, Inc. is not under any obligation to (and expressly disclaims any such obligation to) update or alter its forward- looking statements whether as a result of new information, future events or otherwise.

Additional Information

SFX Entertainment, Inc. has filed a preliminary proxy statement, and SFX and Clear Channel Communications, Inc. plan to file a definitive prospectus/proxy statement and other relevant documents concerning the proposed transaction with the Securities and Exchange Commission. We urge investors to carefully read the definitive prospectus/proxy statement, and any other relevant documents filed with the SEC, because they will contain important information. The prospectus/ proxy statement will be sent to stockholders of SFX Entertainment, Inc. seeking their approval of the proposed transaction. Investors may obtain free of charge a copy of the definitive prospectus/proxy statement (when it is available) and other documents filed by SFX Entertainment, Inc. or Clear Channel Communications, Inc. with the SEC at the SEC's website, www.sec.gov. In addition, documents filed with the SEC by Clear Channel Communications, Inc. will be available

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free of charge upon written request to Clear Channel Communications, P.O. Box
659512, San Antonio, Texas 78265-9512. Documents filed with the SEC by SFX Entertainment, Inc. will be available free of charge from SFX Entertainment, Inc. 650 Madison Avenue, 16th Floor New York, New York 10022, Attn: Thomas P. Benson or call us at (212) 838-3100.

SFX Entertainment, Inc. and its directors, executive officers and certain other members of SFX Entertainment, Inc. management and employees may be soliciting proxies from stockholders of SFX Entertainment, Inc. in favor of the proposed transaction. Information concerning the participants in the proxy solicitation will be set forth in the definitive prospectus/proxy statement when it is filed with the SEC.